Exhibit 10 (cc)

Form of Agreement

THE WALT DISNEY COMPANY

Performance-Based
Stock Unit Award

     AWARD AGREEMENT, dated as of           , between The Walt Disney Company, a Delaware corporation (“Disney”), and            (the “Participant”). This Award is granted by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the 2002 Executive Performance Plan (the “Plan”), and pursuant to the terms of the Amended and Restated 1995 Stock Incentive Plan (the “Stock Plan”). The applicable terms of the Plan and the Stock Plan are incorporated herein by reference, including the definitions of terms contained therein.

     Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of            “Stock Units.” The Stock Units are notional units of measurement denominated in Shares of Disney (i.e. one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney.

     Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the conditions set forth in both subsection A and subsection B of this Section 2:

A. Performance Vesting Requirement. The Award shall be subject to performance vesting requirements in two installments, each of which shall relate to 50% of the total number of Stock Units granted hereunder, based upon the achievement of the Performance Targets applicable to the Performance Periods specified below, subject to certification of achievement of such Performance Targets by the Committee pursuant to Section 4.8 of the Plan (and to compliance with subsection B of this Section 2). The respective Performance Targets (and the Business Criteria to which they relate) shall be established by the Committee not later than 90 days following the beginning of each Performance Period. If the Performance Target for a Performance Period is not satisfied, the applicable portion of the Award shall be immediately forfeited. The Performance Periods for the Stock Units granted hereunder shall be as follows:

Performance Period	Stock Units
Fiscal 200__ and 200__	[number of units]
(October 1, 200__ — September 30, 200__)
Fiscal 200__ and 200__	[number of units]
(October 1, 200__ — September 30, 200__)

B. Service Vesting Requirement. In addition to the performance vesting requirement of subsection A of this Section 2, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the last day of the month in which the Committee certifies in writing that the Performance Target has been satisfied for the applicable Performance Period prior to such date. If this service vesting requirement is not satisfied, this Award (or the remaining unvested portion thereof) shall be immediately forfeited and shall not become payable.

All Stock Units for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 4 hereof.

     Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Stock Plan as in effect on the date hereof), this Award shall become fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited.

     Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Stock Units as if the Stock Units previously held by the Participant were outstanding Shares, as follows: Such credit shall be made in whole and/or fractional Stock Units and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend. All such additional Stock Units shall be subject to the same vesting requirements applicable to the previously held Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.

     Section 5. Payment of Award. Payment of vested Stock Units shall be made within 30 days following the date specified in Section 2.B. hereof, provided that all of the applicable vesting requirements under Section 2 hereof shall have been satisfied for the applicable Performance Period1 (or within 30 days following acceleration of vesting, if applicable). The Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee, provided that such amount shall not exceed the Participant’s estimated federal, state and local tax obligation with respect to payment of the Award.

     Section 6. Restrictions on Transfer. Neither this Stock Unit Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the units as provided herein and as provided in Section 6 of the Plan. The Stock Units constitute Restricted Units as defined in Section 2.2 of the Plan.

[1]	By way of example only, if the Performance Target for the period October 1, 200 through September 30, 200 is achieved, and the Committee certifies that such Performance Target has been met on November 21, 200 , the Award will be paid on or before December 30, 200 (subject to the Participant’s continued employment by Disney or an Affiliate through November 30, 200 ).

     Section 7. No Voting Rights. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

     Section 8. Award Subject to Plans. This Stock Unit Award is subject to the terms of the Plan and the Stock Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Stock Plan, the Plan or the Stock Plan (as applicable) will govern and prevail.

     Section 9. Changes in Capitalization. The Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.

     Section 10. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

     Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY

By:

Name:
Title:

PARTICIPANT

By:

(Signature of Participant)

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